Exhibit 10.62

RESTRICTED CASH UNIT AGREEMENT
AGREEMENT, by and between XL Group plc, an Irish company (“XL”), and You (the “Grantee”) is effective as of _______________.
WHEREAS, the Grantee is an employee of XL and/or any of its subsidiaries (collectively called the “Company”); and
WHEREAS, the Company regards the Grantee as a valuable employee of the Company and has determined it to be in the interest of the Company to grant to the Grantee a Replacement Cash Unit Award on the terms set forth herein;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Grantee agree as follows:
(a)Grant of Restricted Cash Units.
The Company has granted to the Grantee an award (the “Award”) of ___________ Restricted Cash Units (the “Restricted Cash Units”) on _____________ (the “Grant Date”), subject and pursuant to all terms and conditions stated in this Agreement. Each Restricted Cash Unit represents a right to receive cash equal to the Fair Market Value (as defined in XL’s 1991 Performance Incentive Program) of an ordinary share of XL (“Ordinary Share”).
(b)    Vesting.
The Award will vest as to 50% of the Restricted Cash Units on the date that is eighteen (18) months after the Grant Date and as to the remaining 50% on the date that is thirty-six (36) months after the Grant Date; provided, however, that the Award shall vest in full as set forth in subparagraphs (e)(i), (e)(ii) and (e)(v) below and shall vest on a pro rata basis as set forth in subparagraph (e)(iii) and subparagraph (e)(iv) below in the event of termination of the Grantee’s employment under the circumstances set forth therein. The portion of the Award, if any, that is not vested immediately following termination of the Grantee’s employment shall be immediately forfeited.

Exhibit 10.62

(c)    Distribution of Cash.
Within ten (10) business days following the time the Award vests in accordance with paragraph (b) above, the Company shall distribute to the Grantee cash in an amount equal to the number of Restricted Cash Units which vested multiplied by the Fair Market Value per Ordinary Share on the date of vesting.
(d)    Rights and Restrictions.
The Restricted Cash Units shall not be transferable other than pursuant to will or the laws of descent and distribution. The Grantee shall not have any rights and privileges of a shareholder with respect to any Ordinary Shares as a result of the Award.
(e)    Special Termination Provisions.
(i)    Death of Grantee. In the event the Grantee dies while in the employment of the Company, the Award shall vest in full immediately.
(ii)    Termination of Employment Due to Permanent Disability. In the event the Grantee’s employment with the Company is terminated by the Company by reason of the Grantee’s Permanent Disability, the Award shall vest in full immediately. For purposes hereof, “Permanent Disability” means those circumstances under which the Grantee has been unable to perform his duties and responsibilities with the Company for at least 60 continuous days because of physical, mental or emotional incapacity resulting from injury, sickness or disease, and will be unable to continue to perform his or her duties and responsibilities for a total of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease; provided, however, that with respect to any Grantee who, at the time a determination concerning Permanent Disability is to be made, is employed under a written employment agreement with the Company which includes a definition of “permanent disability” or “disability”, Permanent Disability shall have the meaning so attributed in such employment agreement.
(iii)    Termination of Employment Due to Retirement. In the event the Grantee’s employment with the Company is terminated due to his or her Retirement other than as set forth in subparagraph (e)(v) below, a pro rata portion of the Restricted Cash Units will vest upon such termination. Such pro rata vesting will be determined based on the full

Exhibit 10.62

number of months completed in the vesting period for the applicable vesting tranche prior to such termination of employment. For example, if the Grantee’s employment terminates due to Retirement six full months after the Grant Date, the Restricted Cash Units will vest as to 25% of the Award upon such termination. Any remaining unvested portion of the Restricted Cash Units will be immediately forfeited. For purposes hereof “Retirement” shall mean the termination of employment by the Grantee if (i) the Grantee’s age plus continuous years of service with the Company (for the avoidance of doubt, counting years of service with Catlin Group Limited or its subsidiaries prior to May 1, 2015) is at least 65, (ii) such termination of employment occurs either (x) after the Grantee has reached age 55 and the Grantee has a minimum of five years of continuous service with the Company (counting not more than two years of service with Catlin Group Limited or its subsidiaries prior to May 1, 2015), or (y) after the Grantee has reached age 60 and the Grantee has a minimum of five years of continuous service with the Company (counting not more than four years of service with Catlin Group Limited or its subsidiaries prior to May 1, 2015), and (iii) a determination has been made by the Company, in its sole discretion, that it is appropriate under the circumstances (taking into account, without limitation, the intention of the Grantee with respect to future employment) for the Restricted Cash Units to vest as described above.
(iv)    Involuntary Termination of Employment. In the event the Grantee’s employment with the Company is terminated by the Company not for Cause (as defined below) other than as set forth in subparagraph (e)(v) below, a pro rata portion of the Restricted Cash Units will vest upon such termination. Such pro rata vesting will be determined based on the full number of months completed in the vesting period for the applicable vesting tranche prior to such termination of employment. For example, if the Grantee’s employment is terminated by the Company not for Cause twenty-four full months after the Grant Date, the Restricted Cash Units will vest as to 33.3% of the Award upon such termination (50% of the Award having already vested eighteen months after the Grant Date). Any remaining unvested portion of the Restricted Cash Units will be immediately forfeited. “Cause” shall mean (i) conviction of the Grantee of a felony involving moral turpitude or dishonesty; (ii) the Grantee, in carrying out his or her duties for the Company, has been guilty of (A) gross neglect or (B) willful misconduct; provided, however, that any act or failure to act by the Grantee shall not constitute Cause for this purpose if such act or failure to act was committed, or omitted, by the Grantee in good faith and in a manner reasonably believed to be in the overall best interests of the Company; (iii) the Grantee’s continued willful refusal to obey any appropriate policy or requirement duly adopted by the Company and the continuance of such refusal after receipt of notice; or (iv) Grantee’s sustained failure to perform the essential duties of Grantee’s role after receipt of notice. The determination of whether the Grantee acted in good faith and that he or she reasonably believed his or her action to be in the Company’s overall best interest will be in the reasonable judgment of the

Exhibit 10.62

General Counsel of XL or, if the General Counsel shall have an actual or potential conflict of interest, the Compensation Committee of the Board of Directors of XL.
(v)    Change of Control. In the event (x) a Change of Control (as defined in XL’s 1991 Performance Incentive Program) occurs and (y) within two years after consummation of the Change of Control, the Grantee’s employment with the Company is terminated either by the Company without Cause or by the Grantee for Good Reason (as defined below), then the Award shall vest in full upon such termination of employment. For this purpose, “Good Reason” means (X) if the Grantee is employed under a written employment agreement with the Company which includes a definition of “good reason”, the definition of “good reason” in that agreement, or (Y) if the Grantee is not employed under a written employment agreement with the Company which includes a definition of “good reason”, “Good Reason” means the occurrence of any of the following within two years after the occurrence of a Change of Control, unless done with the prior written consent of the Grantee, where notice of termination is provided as described below: (I) a material reduction in the Grantee’s annual base salary or target annual bonus; or (II) the Company’s requiring the Grantee’s primary office to be more than 50 miles from its then current location but only if the new office is also more than 50 miles from the Grantee’s principal residence; provided that the Grantee must provide written notice of his or her intention to terminate employment for Good Reason to the Company within 60 days of having actual knowledge of the events giving rise to such Good Reason, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason, the Company shall have 30 days from its receipt of such notice to remedy the condition, in which case Good Reason shall no longer exist with regard to such condition, and any date of termination for Good Reason shall not be more than 180 days after the Good Reason event occurs.
(f)    Dividend Equivalents.
As of each date on which a cash dividend is paid on Shares, an amount of cash will be credited to a bookkeeping account for the Grantee (the “Account”) equal to the amount of such dividend (per Share) multiplied by the number of unpaid Restricted Cash Units subject to this Award immediately before the payment of the dividend. The amounts in the Account will vest and be distributed (in cash) at the same time the Restricted Cash Units in respect of which such amounts are credited become vested. The amounts in the Account will be forfeited to the extent the Restricted Cash Units in respect of which such amounts are credited are forfeited. Interest will not be credited on the Account.

Exhibit 10.62

(g)    Adjustments for Recapitalizations, Etc.
In the event of any alteration or re-organization whatsoever taking place in the capital structure of XL whether by way of capitalization of profits or reserves, capital distribution, rights issue, consolidation or sub-division of shares, the conversion of one class of shares to another or reduction of capital or otherwise, the number of Ordinary Shares subject to this Award shall be proportionately adjusted by the Board of Directors of XL on an equitable basis.
(h)    Withholding.
The Company may withhold such amount from the cash distributions under this Award, as is appropriate in the opinion of the Company to meet any responsibility for the withholding of taxes, social security or other amounts under applicable law.
(i)    References.
References herein to rights and obligations of the Grantee shall apply, where appropriate, to the estate or personal representative of the Grantee without regard to whether specific reference to them is contained in a particular provision of this Agreement.
(j)    Notice.
Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

Exhibit 10.62

If to the Company:
By Post:

XL Group plc
8 St. Stephen's Green Dublin 2
Ireland
Attn.: General Counsel
If to the Grantee:
At the electronic mail address as shown in the Company’s records for the time being, or, at the Grantee’s most recent address shown on the Company’s corporate records, or at any other address which the Grantee may specify in a notice delivered to the Company in the manner set forth herein.
(k)    Section 409A.
It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A or Section 457A of the Code (and not result in tax or penalties under such Sections), the Company may modify the Agreement in good faith in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding any provision to the contrary in this Agreement, if Grantee is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of Grantee’s “separation from service,” or (ii) the date of Grantee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Grantee in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement

Exhibit 10.62

providing for the payment of any amounts upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Grantee’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Grantee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
(l)    Clawback Policy
Notwithstanding any term of these Restricted Cash Units to the contrary, the Company reserves the right to cancel these Restricted Cash Units or require the return of cash received under these Restricted Cash Units to the extent provided under, and in accordance with, the Company's Clawback Policy as in effect from time to time, which Policy is incorporated into this Agreement by reference. As a condition to the grant of these Restricted Cash Units, the Grantee agrees that he or she will be subject to, and comply with the terms of, the Company's Clawback Policy as in effect from time to time as it applies to any compensation, including equity awards, bonus and other incentive awards.
(m)    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.